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FORM 4             U.S. SECURITIES AND EXCHANGE COMMISSION
------                     WASHINGTON, D.C.  20549

                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] CHECK THIS BOX IF NO LONGER
    SUBJECT TO SECTION 16.  FORM 4
    OR FORM 5 OBLIGATIONS MAY
    CONTINUE.  SEE INSTRUCTION 1(b).

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section
 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of
                      the Investment Company Act of 1940

                                (Print or Type Responses)

1.  Name and Address of Reporting Person*    2.  Issuer Name and Ticker or Trading Symbol     3.  IRS or Social Security Number of
                                                                                                  Reporting Person (Voluntary)
    OHYA         SATORU                              OYO GEOSPACE CORPORATION (OYOG)
    -------------------------------------        ----------------------------------------         --------------------------------
    (Last)       (First)        (Middle)

                 OYO CORPORATION
    ICHIGAYA BUILDING 2-6, KUDAN-KITA 4-CHOME
    -----------------------------------------
                   (Street)

    CHIYODA-KU,   TOKYO 102 JAPAN
    -------------------------------------------
    (City)        (State)         (Zip)

4.  Statement for Month/Year    5.  If Amendment, Date of     6.  Relationship of Reporting Person to Issuer
                                    Original (Month/Year)         (Check all applicable)
             11/97
    ------------------------        ---------------------          X   Director                         X   10% Owner
                                                                  ---                                  ---
                                                                       Officer (give title below)           Other (specify below)
                                                                  ---                                  ---
7.  Individual or Joint/Group Filing (Check Applicable)

       X   Form filed by One Reporting Person
      ---
           Form filed by More than One Reporting Person
      ---

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                        TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1.  Title of Security          2.  Transaction Date           3.  Transaction Code          4.  Securities Acquired (A) or
    (Instr. 3)                     (Month/Day/Year)               (Instr.8)                     Disposed of (D) (Instr. 3, 4 and 5)
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                                                                  Code     /    V               Amount   /   (A) or (D)   /   Price
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    COMMON STOCK,                  11/26/97                       S            N/A              1,000,000        D            $14.00
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    $.01 PAR VALUE
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

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                               5.  Amount of Securities       6.  Ownership Form:  Direct      7.   Nature of Indirect
                                   Beneficially Owned             (D) or Indirect (I)               Beneficial Ownership
                                   at End of Month                (Instr. 4)                        (Instr. 4)
                                   (Instr. 3 and 4)
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

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                                   3,000,000                      I                                 BY OYO CORPORATION U.S.A. ***
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
       * If the form filed by more than one reporting person, see Instruction 4(b)(v).
     *** The shares indicated as indirectly owned by the reporting person are owned directly by OYO Corporation U.S.A. and are listed because of the reporting person's affiliation with OYO Corporation, the parent company of OYO Corporation U.S.A. The reporting person disclaims beneficial ownership of the shares owned by OYO Corporation owned by OYO Corporation U.S.A. within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The reporting person owns 311,300 ordinary shares of OYO Corporation, and his wife and children collectively own 10,741 ordinary shares of OYO Corporation. The reporting person disclaims beneficial ownership of the shares of OYO Corporation owned by his children within the meaning of Rule 13d-3 under the Exchange Act.

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                                                                 SEC 1474 (7/96)
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FORM 4 (CONTINUED)

TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of    2. Conversion or     3. Transaction     4. Transaction        5. Number of Derivative      6. Date Exercisable and
   Derivative     Exercise Price       Date (Month/       Code (Instr. 8)       Securities Acquired          Expiration Date
   Security       of Derivative        Day/Year)                                (A) or Disposed of (D)       (Month/Day/Year)
   (Instr. 3)     Security                                                      (Instr. 3, 4, and 5)
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                                                          Code   /   V           (A)     /     (D)        Date           Expiration
                                                                                                          Excersible     Date
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
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


                       7.  Title and Amount     8.  Price of       9.  Number of         10.  Ownership          11.  Nature of
                           of Underlying            Derivative         Derivative             Form of                 Indirect
                           Securities (Instr.       Security           Securities             Derivative              Beneficial
                           3 and 4)                 (Instr. 5)         Beneficially           Security;               Ownership
                                                                       Owned at               Direct (D)              (Instr. 4)
                                  Amount or                            End of                 or Indirect
                                  Number of                            Month                  (I) (Instr. 4)
                           Title   Shares                              (Instr. 4)
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
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

Explanation of Responses:
** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
*** The shares indicated as indirectly owned by the reporting person are owned directly by OYO Corporation U.S.A. and are listed because of the reporting person's affiliation with OYO Corporation, the parent company of OYO Corporation U.S.A. The reporting person disclaims beneficial ownership of the shares owned by OYO Corporation owned by OYO Corporation U.S.A. within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (The "Exchange Act"). The reporting person owns 311,300 ordinary shares of OYO Corporation, and his wife and children collectively own 10,741 ordinary shares of OYO Corporation. The reporting person disclaims beneficial ownership of the shares of OYO Corporation owned by his children within the meaning of Rule 13d-3 under the Exchange Act.

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

                              /s/ ERNEST M. HALL                     12/9/97
                            ---------------------------------------  -------
                         By:  Ernest M. Hall, Jr. attorney-in-fact     Date
                              **   Signature of Reporting Person

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                                                               SEC 1474 (7/96)